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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2004

CHORDIANT SOFTWARE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	93-1051328
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Commission file number:

000-29357

20400 Stevens Creek Boulevard, Suite 400
Cupertino, CA    95014
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (408) 517-6100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2004, Chordiant Software International, Inc. ("Chordiant International"), a wholly-owned subsidiary of Chordiant Software, Inc. ("Chordiant"), entered into a share purchase agreement (the "Purchase Agreement"), and Chordiant entered into a registration rights agreement (the "Registration Rights Agreement"), with Rob Walker, David Barrow, Colin Baker, Zukke Spijkers B.V. and the persons or entities represented by Commonwealth Investments B.V. (the "Shareholders"), the holders of all of the issued shares of KiQ Limited, a privately held United Kingdom company ("KiQ"). In addition, on December 8, 2004, Chordiant International and KiQ entered into a Trust Deed (the "Trust Deed") Below are brief descriptions of the terms and conditions of the Purchase Agreement, the Trust Deed and the Registration Rights Agreement that are material to Chordiant.

Purchase Agreement and Trust Deed
The Purchase Agreement provides for Chordiant International's acquisition from the Shareholders of all issued shares of KiQ (the "Acquisition") for an aggregate purchase price of approximately $19.0 million, consisting of (i) approximately $8.6 million in cash and (ii) unregistered shares of Chordiant common stock (the "Consideration Shares") having an aggregate issue price of $9.5 million. In addition, under the Trust Deed, Chordiant agreed to pay approximately $900,000 for certain expenses relating to the cancellation of options held by certain employees and a consultant of KiQ. The closing of the Acquisition is subject to the satisfaction or waiver of several closing conditions described in the Purchase Agreement. If the closing of the Acquisition does not occur by January 7, 2005 due to a failure of a party to satisfy certain conditions, the other party may be entitled to terminate the Agreement or extend the period in which the closing should occur. As a condition to the closing of the Acquisition, certain executives of KiQ will enter into employment agreements and share repurchase agreements with Chordiant International or one of its affiliates, which provide that, under certain circumstances in which such executive leaves, or is terminated by, Chordiant International or one of its affiliates on or before the thirty (30) month anniversary of the closing of the Acquisition, Chordiant International would be entitled to repurchase some or all of the Consideration Shares issued to the executives for a purchase price of $0.001 per share. In addition, certain Shareholders have agreed that they shall not, for a period of thirty (30) months following the closing of the Acquisition, engage in activities that are competitive with KiQ.

At the closing of the Acquisition, (i) $1,032,410 of the cash and (ii) Consideration Shares having an issue price of $1,140,000 will be paid into an escrow account. The escrow account, to the extent not used to satisfy certain limited indemnification and warranty obligations of the Shareholders, shall be released to the Shareholders in three equal installments on the six month, twelve month and eighteen month anniversaries of the closing date of the Acquisition.

Registration Rights Agreement
The Consideration Shares to be issued to the Shareholders will not be registered under the Securities Act of 1933, as amended, but have been issued pursuant to an exemption under Regulation S, as all offers and sales of the Consideration Shares will have occurred in offshore transactions, no directed selling efforts will be made in the United States and offering restrictions will be implemented in accordance with Rule 903 under the Securities Act. Pursuant to the Registration Rights Agreement, Chordiant is required to file a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission ("SEC") to register the Consideration Shares. The Registration Statement is to be filed as soon as practicable and no later than 7 days after the filing of Chordiant's Report on Form 10-K for the year ended December 31, 2004. Chordiant will use its commercially reasonable efforts to keep the Registration Statement effective until the earlier of (i) the date all Consideration Shares have been sold under the Registration Statement and (ii) one year following the date Registration Statement is declared effective by the SEC. The Shareholders may not dispose of, sell or transfer more than 50% of such Shareholder's Consideration Shares received under the Purchase Agreement within ninety (90) days following the date the Registration Statement is declared effective.

 Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 above is incorporated into this Item 3.02 by reference.  Under the terms of the Purchase Agreement, Chordiant will issue 4,352,084 Consideration Shares to the Shareholders.  The Company anticipates that the issuance of the Consideration Shares shall occur in December, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chordiant Software, Inc.
Date: December 14, 2004	By: /s/ Charles W. Swan Charles W. Swan Interim Chief Financial Officer